Exhibit A

            Glacier Water Announces First Quarter Results


   VISTA, Calif.--(BUSINESS WIRE)--May 14, 2003--Glacier Water Services Inc. (AMEX:HOO) announced results for the quarter ended March 30, 2003.
   Brian McInerney, chief executive officer of Glacier Water, said, "Glacier is off to a good start in 2003. For the first quarter, revenues increased 7.3% over the prior year to $16,533,000, with positive operating income of $538,000. We remain committed to returning the company to profitability."
   Revenues for the quarter ended March 30, 2003 increased 7.3% to $16,533,000 as compared to $15,409,000 for the same quarter a year ago. The revenue improvement was driven by volume increases and a $0.01 per gallon increase in average price.
   For the quarter ended March 30, 2003, the company's income from operations improved to $538,000 as compared to a loss of $1,007,000 for the same period a year ago. The loss from operations for last year included $889,000 of integration costs associated with the Pure Fill acquisition.
   The company's net loss applicable to common stockholders for the quarter ended March 30, 2003, was $968,000 or $0.34 per basic and diluted share, compared to a loss of $2,147,000 or $0.76 per basic and diluted share for the same period last year.
   With approximately 14,000 machines located in 37 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.

   Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the company which involve risks and uncertainties which are detailed further in the filings of the company with the Securities and Exchange Commission, including, but not limited to, the company's Annual Report on Form 10-K for the year ended December 29, 2002.



FINANCIAL RESULTS                          GLACIER WATER SERVICES INC.
                                           FIRST QUARTER 2003


                     Summary Financial Information
             (Dollars in thousands, except per share data)
                              (unaudited)

                                                   Three Months Ended
                                                  --------------------
                                                     March      March
                                                       30,       31,
                                                      2003      2002
                                                  --------------------

Revenues                                            $16,533   $15,409

Operating costs and expenses:
     Operating expenses                              10,670     9,985
     Selling, general and administrative expenses     2,364     2,428
     Depreciation and amortization                    2,961     3,114
     Integration and restructuring costs                 --       889
                                                  --------------------
          Total operating costs and expenses         15,995    16,416
                                                  --------------------

Income (loss) from operations                           538    (1,007)

Other expenses:
     Interest expense                                 1,450     1,461
     Investment loss                                     24        17
                                                  --------------------
          Total other expenses                        1,474     1,478
                                                  --------------------

Loss before income taxes                               (936)   (2,485)
Income tax benefit                                       --      (370)
                                                  --------------------
Net loss                                               (936)   (2,115)

Preferred stock dividends                                32        32
                                                  --------------------
Net loss applicable to common stockholders            $(968)  $(2,147)
                                                  ====================

Basic and diluted loss per share:
Net loss                                             $(0.33)   $(0.75)
Preferred stock dividends                             (0.01)    (0.01)
                                                  --------------------
Net loss applicable to common stockholders           $(0.34)   $(0.76)
                                                  ====================

Weighted average shares used in calculation       2,857,293 2,834,474
                                                  ====================




    CONTACT: Glacier Water Services Inc.
             W. David Walters, 760/560-1111